Exhibit 99.1

LANTRONIX REPORTS RESULTS FOR THE FIRST FISCAL QUARTER ENDED SEPTEMBER 30, 2008
NET REVENUES GROW BY 9 PERCENT

IRVINE, Calif., October 29, 2008 -- Lantronix, Inc. (Nasdaq: LTRX), a leading provider of secure, remote device networking and data center management technologies, today announced financial results for the first fiscal quarter ended September 30, 2008.

Highlights for the First Fiscal Quarter ended September 30, 2008

•	Net revenues were $14.2 million for the first fiscal quarter of 2009, an increase of 9%, compared to $13.1 million for the first fiscal quarter of 2008;

•	Device networking net revenues were $13.5 million for the first fiscal quarter of 2009, an increase of 15%, compared to $11.8 million for the first fiscal quarter of 2008;

•	Operating expenses were $7.3 million for the first fiscal quarter of 2009, a decrease of 9%, compared to $8.1 million for the first fiscal quarter of 2008;

•	Net income of $184,000 for the first fiscal quarter of 2009, compared to a net loss of ($1.7) million for the first fiscal quarter of 2008;

•	Non-GAAP net income of $1.3 million for the first fiscal quarter of 2009, compared to a non-GAAP net loss of ($1.1) million for the first fiscal quarter of 2008.

“During our last earnings call we stated our commitment to be more responsive to our customers, drive profitability, and generate positive cash flows,” said Jerry Chase, President and CEO.  “We also stated that with an improved financial situation, we would be able to focus our efforts on improving and expanding our product lines, and accelerating our growth and profitability.  For the first fiscal quarter of 2009, we are pleased to report positive progress toward our revenue, profitability and cash flow goals.”

Financial Results for the First Fiscal Quarter ended September 30, 2008

Net revenue was $14.2 million for the first fiscal quarter of 2009 compared to $13.1 million for the first fiscal quarter of 2008. Net revenue for the first fiscal quarter of 2009 included approximately $253,000 for a last-time purchase of one of our device networking products and approximately $213,000 for license revenues for one of our non-core products.

GAAP net income was $184,000, or $0.00 per share, for the first fiscal quarter of 2009 compared to a GAAP net loss of ($1.7) million, or ($0.03) per share, for the first fiscal quarter of 2008. GAAP net income for the first fiscal quarter of 2009 included a restructuring charge of $593,000.  The GAAP net loss for the first fiscal quarter of 2008 included expenses totaling approximately $1.0 million related to the departure of the Company's former president and chief executive officer and other former employees, expenses associated with the executive search for a permanent CEO, and $121,000 for a value added tax (VAT) liability in connection with an audit of a foreign subsidiary.

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Non-GAAP net income computed with the adjustments to GAAP reporting as set forth in the attached reconciliation was $1.3 million for the first fiscal quarter of 2009 compared to non-GAAP net loss of ($1.1) million for the first fiscal quarter of 2008.

Net revenue for the Americas region was $8.4 million for the first fiscal quarter of 2009, an increase of 6%, compared to $7.9 million for the first fiscal quarter of 2008. Net revenue for the EMEA region was $3.8 million for the first fiscal quarter of 2009, an increase of 13%, compared to $3.4 million for the first fiscal quarter of 2008. Net revenue for the Asia Pacific region was $2.0 million for the first fiscal quarter of 2009, an increase of 14%, compared to $1.7 million for the first fiscal quarter of 2008. As a percentage of net revenues, the Americas, EMEA and Asia Pacific regions were 59%, 27% and 14%, respectively, for the first fiscal quarter of 2009 compared to 61%, 26% and 13%, respectively, for the first fiscal quarter of 2008.

Gross profit margin was 52.9% for the first fiscal quarter of 2009, compared to 49.3% for the first fiscal quarter of 2008. The increase in gross profit margin percent was primarily attributable to increased absorption of manufacturing overhead costs as a result of higher net revenue and lower manufacturing costs, lower inventory reserve costs, and an increase in license revenue.

Selling, general and administrative expense was $5.2 million for the first fiscal quarter of 2009 compared to $6.3 million for the first fiscal quarter of 2008.  The first fiscal quarter of 2008 included expenses totaling approximately $880,000 related to the departure of the Company's former president and chief executive officer and other former employees, expenses associated with the executive search for a permanent CEO, and $121,000 for a VAT liability in connection with an audit of a foreign subsidiary.

Research and development expense was $1.5 million for the first fiscal quarter of 2009 compared to $1.8 million for the first fiscal quarter of 2008. The first fiscal quarter of 2008 included expenses totaling approximately $120,000 related to the departure of the former VP of Engineering.

Total operating expenses were $7.3 million for the first fiscal quarter of 2009 compared to $8.1 million for the first fiscal quarter of 2008. Operating expenses for the first fiscal quarter of 2009 included a restructuring charge of $593,000. Total operating expenses for the first fiscal quarter of 2008 included expenses totaling approximately $1.0 million related to the departure of the Company's former president and chief executive officer and other former employees, expenses associated with the executive search for a permanent CEO, and $121,000 for a VAT liability in connection with an audit of a foreign subsidiary.

Balance Sheet Highlights

Cash and cash equivalents were $8.2 million as of September 30, 2008, an increase of $783,000 compared to $7.4 million as of June 30, 2008.

Accounts receivable, net, were $2.9 million as of September 30, 2008, a decrease of $1.3 million compared to $4.2 million as of June 30, 2008.

Inventories, net, were $8.1 million as of September 30, 2008, compared to $8.0 million as of June 30, 2008.

Accounts payable were $6.4 million as of September 30, 2008, a decrease of $1.3 million compared to $7.7 million as of June 30, 2008.

In August 2008, the Company entered into an amendment to its Line of Credit, which provides for a three-year $2.0 million Term Loan and a two-year $3.0 million Revolving Credit Facility. The Term Loan was funded on August 26, 2008. The addition of the Term Loan allows the Company to be more timely with our supply chain partners. This is an integral part of an ongoing initiative to optimize our supply chain with regards to cost, quality, and timeliness.

Working capital was $7.4 million as of September 30, 2008, an increase of $1.7 million compared to $5.7 million as of June 30, 2008.

NASDAQ Listing Compliance

On October 16, 2008, NASDAQ filed an immediately effective rule change with the Securities and Exchange Commission, providing that companies will not be cited for any new concerns related to bid price or market value of publicly held share deficiencies. The prior rules will be reinstated on Monday, January 19, 2009. As a result of the suspension, all companies presently in the compliance process, including Lantronix, will remain at that same stage of the process.

The NASDAQ letter has no effect on the listing of the Common Stock at this time. If the Company is not able to demonstrate compliance with the Rule by March 26, 2009 Lantronix will be notified that its common stock will be delisted. At that time, the Company may appeal the determination to delist its common stock.

Discussion of Non-GAAP Financial Measures

Non-GAAP net income (loss) consists of net income (loss) excluding share-based compensation, depreciation and amortization, litigation settlement, interest income (expense), other income (expense), income tax provision (benefit) and restructuring charges, as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the company's core operating performance.

Lantronix believes that the presentation of non-GAAP net income (loss) provides important supplemental information to management and investors regarding financial and business trends relating to the company's financial condition and results of operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast on Wednesday, October 29, 2008 at 5:00 p.m. Eastern time. President and Chief Executive Officer Jerry Chase and Chief Financial Officer Reagan Sakai will be on the call to discuss the first fiscal quarter results and answer questions.

Interested parties may participate in the live conference call by dialing 800-901-5226 (International dial-in 617-786-4513) and entering passcode 31406106, prior to the initiation of the call. The live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.

A telephonic replay of the conference call will be available through November 29, 2008 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 73125603. The webcast will be archived on the Company's web site for twelve months.

About Lantronix

Lantronix, Inc. (Nasdaq: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Its solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet; provide secure remote access to firewall-protected equipment; and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com

This news release contains forward-looking statements, including statements concerning our future business plans and focus. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and our Annual Report on Form 10-K for the year ended June 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Lantronix, Inc.
Reagan Y. Sakai, Chief Financial Officer
(949) 453-3990

– Tables to Follow –

LANTRONIX, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$8,217	$7,434
Accounts receivable, net	2,933	4,166
Inventories, net	8,101	8,038
Contract manufacturers' receivable	745	676
Prepaid expenses and other current assets	669	566
Total current assets	20,665	20,880
Property and equipment, net	2,349	2,271
Goodwill	9,488	9,488
Purchased intangible assets, net	352	382
Other assets	164	144
Total assets	$33,018	$33,165
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,362	$7,684
Accrued payroll and related expenses	1,363	2,203
Warranty reserve	349	342
Restructuring reserve	649	744
Short-term debt	667	-
Other current liabilities	3,903	4,221
Total current liabilities	13,293	15,194
Non-current liabilities:
Long-term liabilities	217	210
Long-term capital lease obligations	491	515
Long-term debt	1,278	-
Total non-current liabilities	1,986	725
Total liabilities	15,279	15,919
Commitments and contingencies
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	188,031	187,626
Accumulated deficit	(170,723)	(170,907)
Accumulated other comprehensive income	425	521
Total stockholders' equity	17,739	17,246
Total liabilities and stockholders' equity	$33,018	$33,165

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LANTRONIX, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,
	2008	2007
Net revenue (1)	$14,212	$13,054
Cost of revenue	6,688	6,613
Gross profit	7,524	6,441
Operating expenses:
Selling, general and administrative	5,208	6,279
Research and development	1,503	1,768
Restructuring charge	593	-
Amortization of purchased intangible assets	18	18
Total operatingexpenses	7,322	8,065
Income (loss) from operations	202	(1,624)
Interest expense, net	(26)	(19)
Other income, net	22	11
Income (loss) before income taxes	198	(1,632)
Provision for income taxes	14	21
Net income (loss)	$184	$(1,653)
Net income (loss) per share (basic)	$0.00	$(0.03)
Net income (loss) per share (diluted)	$0.00	$(0.03)
Weighted-average shares (basic)	60,374	59,943
Weighted-average shares (diluted)	60,479	59,943
(1) Includes net revenue from related party	$181	$291

	Three Months Ended September 30,
	2008	2007

GAAP net income (loss)	$184	$(1,653)
Non-GAAP adjustments:
Cost of revenues:
Share-based compensation	12	27
Depreciation and amortization	42	40
Total adjustments to cost of revenues	54	67
Selling, general and adminstrative:
Share-based compensation	229	270
Depreciation and amortization	130	83
Total adjustments to selling, general and administrative	359	353
Research and development:
Share-based compensation	82	112
Depreciation and amortization	18	12
Total adjustments to research and development	100	124
Restructuring charge	593	-
Amortization of purchased intangible assets	18	18
Interest expense, net	26	19
Other income, net	(22)	(11)
Provision for income taxes	14	21
Total non-GAAP adjustments	1,142	591
Non-GAAP net income (loss)	$1,326	$(1,062)